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                                                               Exhibit 8.1

                                                          November 6, 2001

American International Group, Inc.,
 70 Pine Street,
  New York, New York 10270.

Dear Sirs:

     As tax counsel to American International Group, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of $1,747,694,000 aggregate amount of zero coupon convertible senior debentures and the shares of Common Stock, par value $2.50 per share, of the Company issuable upon conversion of the zero coupon convertible senior debentures pursuant to the Registration Statement of the Company to which this opinion is filed as an exhibit (the "Registration Statement"), we hereby confirm to you that the discussion set forth under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus (the "Prospectus") which forms a part of the Registration Statement is our opinion, subject to the limitations set forth therein.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain United States Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                             Very truly yours,

                                             {/s/ Sullivan & Cromwell]